UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2012

INSMED INCORPORATED
(Exact name of registrant as specified in its charter)

Virginia	0-30739	54-1972729
(State or other jurisdiction of Incorporation)	(Commission File N umber)	(I.R.S. Employer Identification No.)

9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 997-4600

Not Applicable
(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

On November 7, 2012, Insmed Incorporated (the “Company”) announced the appointment of Andrew Drechsler to the position of Chief Financial Officer.  Mr. Drechsler will assume the role of Principal Financial and Accounting Officer as of November 8, 2012.  Mr. Drechsler will replace Mr. Kevin P. Tully as Chief Financial Officer.  The departure of Mr. Tully, whose last day of employment with the Company will be December 1, 2012, was announced in the Company's Current Report on Form 8-K filed on July 30, 2012.

Mr. Drechsler, age 40, offers 15 years of financial and operational leadership experience in both public and private life sciences companies.  He joins Insmed from VaxInnate Corporation, a privately held clinical-stage biotechnology  company developing vaccines for infectious diseases, where he served as Chief Financial Officer from mid-2007 to November 2012.

Prior to VaxInnate, Mr. Drechsler was Chief Financial Officer of publicly-traded Valera Pharmaceuticals (March 2005 to April 2007) where he was responsible for all Securities and Exchange Commission reporting.  Mr. Drechsler’s public company and financial reporting duties have also included serving as Controller for a variety of companies, including Abbott Laboratories’ Point of Care Division, formerly i-STAT (May 2001 to March 2005) and Biomatrix, Inc. (April 1997 to September 2000).  He graduated Magna Cum Laude from Villanova University with a B.S. in Accounting and received his certified public accountant license in New Jersey.

Employment Agreement of New Chief Financial Officer

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Drechsler on November 7, 2012.  Under the terms of the Employment Agreement, Mr. Drechsler will receive an annual base salary of $330,000, which may be increased from time to time in the discretion of the Board.  The Employment Agreement also provides that Mr. Drechsler will be eligible to participate in the Company’s annual bonus program for executives and will have a target annual bonus opportunity equal to 30% of his base salary.

In connection with the commencement of his employment, the Company granted to Mr. Drechsler a stock option (the “Initial Option”) to purchase 175,000 shares of the Company’s common stock at the closing price of the Company's common stock on November 7, 2012.  This option will vest over four years, based on Mr. Drechsler’s continued service to the Company.

The Employment Agreement also provides that Mr. Drechsler will be entitled to certain severance benefits if his employment ceases under specified circumstances.  If Mr. Drechsler is terminated without cause or resigns for good reason, he will receive (i) certain amounts that accrued prior to his termination, (ii) a pro rata cash bonus for the year of severance (based on the actual performance of the Company in that year), (iii) cash severance equal to 50% of his annual base salary for the fiscal year of severance (payable over six months), (iv) subsidized COBRA coverage for six months, and (v) six months of vesting of any time-vested equity awards.  However, if the severance event occurs within one year following a change in control:  (x) the cash severance will be doubled and will be paid in a lump sum (instead of installments), (y) the subsidized COBRA coverage will last for 12 months (not six months) and (z) all time-vested equity awards granted to Mr. Drechsler will become fully vested.  Payment of any severance benefits is subject to the requirement that Mr. Drechsler execute a release of claims against the Company and its affiliates.

Finally, the Employment Agreement also contains customary non-competition, non-solicitation, confidentiality, intellectual property and indemnification provisions.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Insmed Incorporated and Andrew Drechsler, dated November 7, 2012.
10.2	Press Release, dated November 7, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 7, 2012
INSMED INCORPORATED
By:	/s/ Andrea Holtzman Drucker, Esq.
Name:	Andrea Holtzman Drucker
Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement between Insmed Incorporated and Andrew Drechsler, dated November 7, 2012.
10.2	Press Release, dated November 7, 2012.